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                                                                    EXHIBIT 23.1
                          INDEPENDENT AUDITORS' REPORT

To the Shareholders and Board of Directors of Unitrin, Inc.

We have audited the consolidated balance sheet of Unitrin, Inc. and subsidiaries as of December 31, 2002, and the related consolidated statement of income, of cash flows and of shareholders' equity and comprehensive income for the year then ended, and have issued our report thereon dated January 29, 2003, which report includes an explanatory paragraph as to a change in Unitrin's method of accounting for goodwill in 2002; such consolidated financial statements and report are included in the December 31, 2002 Annual Report to Shareholders of Unitrin, Inc. and are incorporated herein by reference. Our audit also included the financial statement schedules of Unitrin, Inc. and subsidiaries, listed in
Item 15, as of and for the year ended December 31, 2002. These financial statement schedules are the responsibility of Unitrin's management. Our responsibility is to express an opinion based on our audit. In our opinion, such financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein. The financial statement schedules of Unitrin, Inc. and subsidiaries for the years ended December 31, 2001 and 2000 were audited by other independent accountants. Those independent accountants expressed an unqualified opinion on those financial statement schedules in their report dated January 31, 2002.


Deloitte & Touche LLP

Chicago, Illinios
January 29, 2003